   Exhibit 99.1

June 1, 2012	Analyst Contact:	Andrew Ziola
918-588-7163
	Media Contact:	Megan Washbourne
918-588-7572

ONEOK Completes Common Stock Split

Trading on Post-split Basis Begins June 4

TULSA, Okla. – June 1, 2012 – ONEOK, Inc. (NYSE: OKE) today announced that it has completed its previously announced two-for-one stock split of the company’s common stock. The split was accomplished by a distribution on June 1, 2012, of one share of ONEOK common stock for each share outstanding and held by holders of record on May 24, 2012.

ONEOK’s shares will trade on a post-split basis on the New York Stock Exchange beginning at the opening of trading on June 4, 2012.

On May 24, 2012, the company had approximately 104 million shares outstanding. As a result of the two-for-one stock split, ONEOK now has approximately 208 million shares outstanding.

The company last split its stock in June 2001 when it distributed to shareholders one share of common stock for each share outstanding.

ONEOK, Inc. (NYSE: OKE) is a diversified energy company. We are the general partner and own 43.4 percent of ONEOK Partners, L.P. (NYSE: OKS), one of the largest publicly traded master limited partnerships, which is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation's premier natural gas liquids (NGL) systems, connecting NGL supply in the Mid-Continent and Rocky Mountain regions with key market centers. ONEOK is among the largest natural gas distributors in the United States, serving more than 2 million customers in Oklahoma, Kansas and Texas. Our energy services operation focuses primarily on marketing natural gas and related services throughout the U.S. ONEOK is a FORTUNE 500 company and is included in Standard & Poor's (S&P) 500 Stock Index.

For more information, visit the website at www.oneok.com.

For the latest news about ONEOK, follow us on Twitter @ONEOKNews.

Some of the statements contained and incorporated in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act, as amended, and Section 21E of the Exchange Act, as amended. The forward-looking statements relate to our anticipated financial performance, liquidity, management’s plans and objectives for our future operations, our business prospects, the outcome of regulatory and legal proceedings, market conditions and other matters. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995.

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ONEOK Completes Common Stock Split

June 1, 2012

Forward-looking statements include the items identified in the preceding paragraph, the information concerning possible or assumed future results of our operations and other statements contained or incorporated in this news release identified by words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “should,” “goal,” “forecast,” “guidance,” “could,” “may,” “potential,” “scheduled,” and other words and terms of similar meaning. Forward-looking statements are subject to a variety of risks, uncertainties and assumptions and are not guarantees of future performance. An extensive list of factors that can affect future results are included in the Partnership’s Annual Report on Form 10-K for the most recently completed fiscal year and its subsequently filed Quarterly Reports on Form 10-Q.

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